Exhibit 99.1

Select Medical Holdings Corporation

2010 ANNUAL REPORT

Corporate Profile
Select Medical Holdings Corporation, through its subsidiaries, is a leading provider of specialized healthcare in both specialty hospitals and outpatient rehabilitation. We are based in Mechanicsburg, Pennsylvania, and have approximately 25,900 employees throughout the United States.
We believe that we are one of the largest operators of both specialty hospitals and outpatient rehabilitation clinics in the United States based on number of facilities. As of December 31, 2010, we operated 111 long term acute care hospitals and seven inpatient rehabilitation facilities in 28 states, and 944 outpatient rehabilitation clinics in 36 states and the District of Columbia. We also provide medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. We began operations in 1997 under the leadership of our current management team.
Our specialty hospital segment consists of hospitals designed to serve the needs of long term stay acute patients and hospitals designed to serve patients that require intensive medical rehabilitation care. Patients are typically admitted to our specialty hospitals from general acute care hospitals. These patients have specialized needs, because of their serious and complex medical conditions such as respiratory failure, neuromuscular disorders, traumatic brain and spinal cord injuries, strokes, non-healing wounds, cardiac disorders, renal disorders and cancer. Given their complex medical needs, these patients generally require a longer length of stay than patients in a general acute care hospital and benefit from being treated in a specialty hospital that is designed to meet their unique medical needs.
In our outpatient rehabilitation clinics and through our contractual relationships, we provide physical, occupational and speech rehabilitation programs and services. We also provide certain specialized programs such as hand therapy or sports performance enhancement that treat sports and work related injuries, musculoskeletal disorders, chronic or acute pain and orthopedic conditions. The typical patient in one of our clinics suffers from musculoskeletal impairments that restrict his or her ability to perform normal activities of daily living. These impairments are often associated with accidents, sports injuries, strokes, heart attacks and other medical conditions. Our rehabilitation programs and services are designed to help these patients minimize physical and cognitive impairments and maximize functional ability. We also provide services designed to prevent short term disabilities from becoming chronic conditions. Our rehabilitation services are provided by our professionals including licensed physical therapists, occupational therapists, speech-language pathologists and respiratory therapists.

To Our Stockholders:
2010 was a defining year for Select Medical Holdings Corporation (Select). The company began a new decade and acknowledged its first anniversary as a publicly traded company on the New York Stock Exchange (NYSE: SEM). Three prevailing themes defined the year: leadership, high-quality and business expansion.
In terms of leadership, the company welcomed two influential figures in 2010. In May, former Senate Majority Leader William H. Frist, M.D., joined the company’s board of directors as a new independent director. In September, former board member David S. Chernow was hired as President and Chief Development and Strategy Officer. In this role, Mr. Chernow drives the company’s strategic direction for the future and works closely with Select’s seasoned executives.
Of course, sound leadership and high-quality outcomes go hand-in-hand. In 2010, we were pleased to also welcome two new leaders to our LTAC hospital division: Lisa Snyder, M.D., MPH, Senior Vice President, Chief Quality Officer, and Tony Grigonis, Ph.D., Vice President of Quality Improvement. Drs. Snyder and Grigonis are focused on enhancing a high-quality culture that emphasizes continuous learning, teamwork and customer focus at all levels of the organization.
High-quality has been a top priority since we started the company in 1996. This founding spirit remains with us today: providing high-quality health care to everyone we serve. It may involve weaning a medically complex patient from a ventilator, helping someone re-learn basic tasks after a life-altering accident, enabling an injured individual to successfully return to work, or accelerating a patient’s post-surgical recovery. Regardless of condition or injury, our clinical teams are united by a shared goal: to provide exceptional patient care and achieve optimal outcomes. Our ongoing dedication to high-quality is underscored by extensive continuing education opportunities for our employees, frequent exchange of best practices, and thorough analysis of quality metrics.
Throughout 2010, Select also built positive momentum through other means: acquisition and joint venture activity. In September 2010, we acquired Regency Hospital Company. This hallmark acquisition grew our LTAC hospital network by 23 hospitals in nine states. With these additional 898 licensed beds, we expanded our LTAC hospital footprint into Louisiana, Minnesota and South Carolina. Through the cooperation, support and collaboration of many talented people, we have integrated Regency Hospitals into the Select organization.
Collaboration was also evident through joint venture activity in the company’s inpatient rehabilitation hospital division. In the summer of 2010, Penn State Hershey Rehabilitation Hospital — a joint venture between Select and Penn State Milton S. Hershey Medical Center — relocated its operations to a newly constructed, 61,588-square-foot facility. With 44 adult beds and 10 pediatric beds, this state-of-the-art facility advances medical rehabilitation services throughout the region.
During the summer of 2010, Select and Baylor Health Care System announced a definitive agreement to forge a rehabilitation joint venture in the Dallas-Fort Worth metroplex. The joint venture is expected to close in April of 2011.
In December 2010, the joint venture between Select and SSM Health Care — St. Louis celebrated its first anniversary. Throughout the year, this joint partnership served the specialized inpatient and outpatient rehabilitation needs of the greater St. Louis community. With an eye on the future, construction also commenced on the future home of SSM Rehabilitation Hospital, a planned 60-bed freestanding facility.
Our outpatient operations also logged numerous accomplishments in 2010. Select’s well-established brands — NovaCare Rehabilitation, Kessler Rehabilitation Centers, Select Physical Therapy, and KORT (Kentucky Orthopedic Rehab Team) — were the providers of choice in local markets across the United States. With its long-term growth potential, workers’ compensation continued its place as an area of focus for our outpatient clinics. Across the country, NovaCare Rehabilitation and Select Physical Therapy partnered with high-profile professional and collegiate sports teams to keep athletes at peak performance. Our contract therapy business, Select Medical Rehabilitation Services, continued to provide physical, occupational and speech-language therapy services to a wide range of organizations, including skilled nursing facilities, assisted living and senior care centers, schools, acute care hospitals and worksites.
None of our progress in 2010 would be possible without the expertise, dedication and devotion of our employees. They live the company’s values each day in our hospitals, outpatient centers, contract sites and business offices. As just one example, last year The Gallup Organization recognized our Kessler Institute for Rehabilitation with its prestigious 2010 Great Workplace Award. The honor recognized companies with the best performing workforces in the world. Kessler was one of only 25 companies to receive the honor and we are very proud of this accomplishment.
We are grateful for the entire Select team’s sustained commitment to achieving high-quality, optimal outcomes for those we have the privilege to serve. As our everyday brand ambassadors, Select employees extend their good deeds into their respective communities. Our employees proudly devote their time, talents and energy to support local causes and to enhance quality of life for others. Through Caring and Responsive Employees of Select (CARES), employees at our corporate campus are deeply involved in the local community and support a wide number of organizations and causes.
Through this letter to you, we are pleased to share some of the key highlights from 2010. It was an eventful year as the company continued to mature while charting a new course for a new decade. We are enormously proud of this company. Thank you for supporting the vital work we do every day to transform lives through healing and recovery.
Sincerely yours,

Rocco A. Ortenzio	Robert A. Ortenzio
Executive Chairman	Chief Executive Officer

FINANCIAL HIGHLIGHTS — SELECT MEDICAL HOLDINGS CORPORATION
(In thousands, except per share data)

For the Year	2010	2009	2008	2007
For the Years Ended
Revenue	$2,390,290	$2,239,871	$2,153,362	$1,991,666
Income from operations	236,137	235,838	196,408	193,885
Net income attributable to Select Medical Holdings Corporation	77,644	75,282	22,441	35,430
Income (loss) per common share, fully diluted	0.48	0.61	(0.04)	0.17
Cash flow from operations	144,537	165,639	107,438	86,013

At Year End
Cash and equivalents	$4,365	$83,680	$64,260	$4,529
Working capital (deficit)	(70,232)	156,685	118,370	14,730
Total assets	2,722,086	2,588,146	2,579,469	2,495,046
Total debt	1,430,769	1,405,571	1,779,925	1,755,635
Stockholders’ equity (deficit)	783,880	738,988	(174,204)	(165,889)

Segment Information
Revenue
Specialty hospitals	$1,702,165	$1,557,821	$1,488,412	$1,386,410
Outpatient rehabilitation	688,017	681,892	664,760	603,413
All other	108	158	190	1,843

Total	$2,390,290	$2,239,871	$2,153,362	$1,991,666

Adjusted EBITDA(1)
Specialty hospitals	$284,558	$290,370	$236,388	$217,175
Outpatient rehabilitation	83,772	89,072	77,279	75,437
All other	(61,251)	(49,215)	(43,380)	(37,684)

(1)
We define Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, gain on early retirement of debt, stock compensation expense, equity in losses of unconsolidated subsidiaries, other income (expense), and long-term incentive compensation. Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of our operating units.

Select has had a Strong Track Record of Growth through both Acquisitions and Internal Development
(Net operating revenues, in millions)
Internal Development — 63 specialty hospitals and 299 outpatient clinics opened since inception
Acquisitions — 85 specialty hospitals acquired since inception

Board of Directors

Rocco A. Ortenzio	Bryan C. Cressey	William H. Frist, M.D.
Co-Founder & Executive Chairman,	Founder & Partner,	Former Majority Leader of the
Select Medical Holdings Corporation	Cressey & Company	United States Senate
Partner, Cressey & Company
Robert A. Ortenzio	James E. Dalton, Jr.
Co-Founder &	Chairman,	Thomas A. Scully
Chief Executive Officer,	Signature Hospital Corporation	General Partner,
Select Medical Holdings Corporation		Welsh, Carson, Anderson & Stowe

Russell L. Carson	James S. Ely III	Leopold Swergold
Co-founder & General Partner,	Founder & Chief Executive Officer,	Managing Member,
Welsh, Carson, Anderson & Stowe	Priority Capital Management LLC	Anvers Management Company LLC

Executive Officers

Rocco A. Ortenzio	Martin F. Jackson	Michael E. Tarvin
Executive Chairman	Executive Vice President &	Executive Vice President, General
	Chief Financial Officer	Counsel & Secretary
Robert A. Ortenzio
Chief Executive Officer	John A. Saich	Scott A. Romberger
	Executive Vice President &	Senior Vice President, Controller &
Patricia A. Rice	Chief Human Resources Officer	Chief Accounting Officer
President & Chief Operating Officer
Robert G. Breighner, Jr.
David S. Chernow	James J. Talalai	Vice President, Compliance and
President & Chief Development and	Executive Vice President &	Audit Services & Corporate
Strategy Officer	Chief Information Officer	Compliance Officer

Corporate Information

Corporate Headquarters	Registrar and Stock Transfer Agent	Shareholder Inquiries
Select Medical Holdings Corporation	BNY Mellon Shareowner Services	For information, please contact:
4714 Gettysburg Road	P. O. Box 358015	Joel T. Veit
Mechanicsburg, PA 17055	Pittsburgh, PA 15252-8015	Vice President & Treasurer
(717) 972-1100	(800) 756-3353	4714 Gettysburg Road
Mechanicsburg, PA 17055
Independent Registered Public		ir@selectmedicalcorp.com
Accounting Firm	Stock Exchange	(717) 972-1100
PricewaterhouseCoopers, LLC	NYSE
Two Commerce Square, Suite 1700	Symbol: SEM	Internet Address
2001 Market Street		www.selectmedicalholdings.com
Philadelphia, PA 19103-7042
Select Medical Holdings Corporation trades under the symbol SEM and is proud to meet the listing requirements of the NYSE, the world’s leading equities market.